BRANDEN T. BURNINGHAM

ATTORNEY AT LAW

455 EAST FIFTH SOUTH*SUITE 205

SALT LAKE CITY, UTAH  84111

TELEPHONE:  (801) 363-7411

ADMITTED IN UTAH AND CALIFORNIA

FACSIMILE:  (801) 355-7126

July 18, 2014

FONU2 Inc.

331 East Commercial Blvd.

Ft. Lauderdale, Florida  33334

Re:

Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on

                 Form S-8 to be filed by FONU2 Inc., a Nevada corporation (the “Company”)

Board of Directors:

In connection with the issuance of 20,000,000 shares of the Company’s one mill ($0.001) par value common stock (the “Securities”) to certain consultants and employees (the “Consultants”) who are eligible to receive such shares under applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the “Commission”), and as to which this opinion letter is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a “capital raising” transaction may be paid by the issuance of Securities pursuant to the Form S-8, and none can be services that promote or maintain a market for the Securities.  My Memorandum in this respect, a copy of which is Exhibit 5.2 to the Registration Statement, must be delivered to the Consultants, along with copies of all Company reports that have been filed with the Securities and Exchange Commission during the past 12 months.

          In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2.   Bylaws;

          3.   The Company’s reports that have been filed with the Commission for the past 12 months; and

          4.   The Action by Unanimous Consent of the Board of Directors adopting the S-8 Registration Statement and designating the name and address of the agent for service.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.  I have further assumed that the recipients of these Securities will have rendered the applicable services prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to “capital raising” transactions or will be services that promote or maintain a market in the Company’s Securities.

          I have also relied on your representations that you will provide the Consultants with the website of the Commission for viewing the materials referred to in paragraph 3 above, or will personally provide them with copies of this documentation.

          Based upon the foregoing and in reliance thereon, it is my opinion that the Securities to be issued pursuant to the Form S-8 will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefore, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under applicable provisions of the Nevada Revised Statutes.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future.  Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Nevada and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

Sincerely yours,

/s/ Branden T. Burningham

Branden T. Burningham

cc:      FONU2 Inc